EXHIBIT   2.1

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Consolidated Financial Statements

(Expressed in Canadian dollars)

September 30, 2006

Index

Notice to Reader

Consolidated Balance Sheets

Consolidated Statements of Operations and Deficit

Consolidated Statements of Cash Flows

Notes to Consolidated Financial Statements

NOTICE TO READER

Under National Instrument 51-102, Part 4, subsection 4.3(3) (a), if an auditor has not performed a review of interim financial statements, they must be accompanied by a notice indicating that the financial statements have not been reviewed by an auditor.

The accompanying unaudited interim financial statements of Minco Mining and Metals Corporation have been prepared by and are the responsibility of the Company’s management. The accompanying unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in Canada, consistent with previous quarters and years.

Minco Mining and Metals Corporation’s independent auditor has not performed a review of these financial statements in accordance with standards established by the Canadian Institute of Chartered Accountants for a review of interim financial statements by an entity’s auditor.

MINCO MINING & METALS CORPORATION
(An exploration stage enterprise)
Consolidated Balance Sheets
(Unaudited- Prepared by Management)
(Expressed in Canadian Dollars)
	September 30, 2006	December 31, 2005

ASSETS

Current assets
Cash and cash equivalents	867,076	821,164
Short-term investments (Note 2)	17,038,410	17,076,894
Receivables	337,071	319,588
Prepaid expenses and deposits	254,584	182,452

	18,497,141	18,400,098

Mineral interests (Notes 3 and 6(d))	353,100	100

Plant, property and equipment (Note 4)	346,739	243,600

Total assets	19,196,980	18,643,798

LIABILITIES

Current liabilities
Accounts payable and accrued liabilities (Note 3)	1,214,941	905,105

Long-term liabilities (Note 3)	-	460,000

Total liabilities	1,214,941	1,365,105
Commitments and contingencies (Note 7)

Non-controlling interest (Note 5)	2,611,174	2,890,927

SHAREHOLDERS' EQUITY

Share capital (Note 6(a))	33,213,003	28,187,245

Contributed surplus (Note 6(c))	1,040,543	987,043

Deficit accumulated during the exploration stage	(18,882,681)	(14,786,522)

Total shareholders’ equity	15,370,865	14,387,766

Total liabilities and shareholders’ equity	19,196,980	18,643,798
See accompanying notes to consolidated financial statements

On behalf of the Board	“James Carter"	"William Meyer"
James Carter		William Meyer
Director Director

MINCO MINING & METALS CORPORATION
(An exploration stage enterprise)
Consolidated Statements of Operations and Deficit
(Unaudited- Prepared by Management)
(Expressed in Canadian Dollars)
	Three Months Ended Sep 30, 2006	Three Months Ended Sep 30, 2005	Nine Months Ended Sep 30, 2006	Nine Months Ended Sep 30, 2005
Exploration costs, net of recoveries (Notes 3 and 8)	1,440,497	454,371	2,043,051	806,840

Administrative expenses (Note 7)
Accounting and audit	20,000	24,085	180,409	76,935
Amortization	12,437	9,190	36,882	24,367
Consulting	60,039	26,064	125,493	92,432
Directors’ fees	24,500	-	63,500	-
Foreign exchange loss (gain)	(74,602)	75,900	(38,726)	7,150
Investor relations	323,496	89,958	629,375	256,648
Legal	28,963	44,234	69,280	90,881
Regulatory and filing	22,553	31,959	106,577	78,419
Meals and entertainment	15,965	6,344	46,499	37,751
Office and miscellaneous	52,336	22,624	144,153	80,004
Property investigation	49,563	112,356	178,153	238,463
Rent	67,898	53,685	200,805	173,865
Salaries and benefits	147,452	137,099	448,678	338,138
Stock-based compensation (Note 5 and 6(d))	791,000	44,000	1,251,000	296,249
Telephone	8,900	7,354	25,061	18,411
Travel and transportation	34,690	20,976	85,817	73,200
	1,585,190	705,828	3,552,956	1,882,913

Operating loss	(3,025,687)	(1,160,199)	(5,596,007)	(2,689,753)

Other income (loss)
Dilution gain	-	-	-	2,550,000
Write down of short-term investments	192,733	(500)	34,290	(1,500)
Interest and sundry income	179,545	49,829	500,430	182,306

Income (loss) for the period before non-controlling interest	(2,635,409)	(1,110,870)	(5,061,287)	41,053

Non-controlling interest (Note 5)	483,272	139,058	965,128	206,919

Income (loss) for the period	(2,170,137)	(971,812)	(4,096,159)	247,972

Deficit, beginning of period	(15,748,787)	(14,423,355)	(14,786,522)	(13,772,981)

Deficit, end of period	(17,918,924)	(15,395,167)	(18,882,681)	(13,525,009)
Income (loss) per share - basic and diluted	(0.05)	(0.03)	(0.10)	(0.01)
Weighted average number of common shares outstanding– basic and diluted	42,012,697	37,698,453	40,597,059	36,249,445

MINCO MINING & METALS CORPORATION
(An exploration stage enterprise)
Consolidated Statements of Cash Flows
(Unaudited- Prepared by management)
(Expressed in Canadian Dollars)
	Three Months Ended Sep 30, 2006	Three Months Ended Sep 30, 2005	Nine Months Ended Sep 30, 2006	Nine Months Ended Sep 30, 2005
Cash flows from (used in) operating activities
Net loss for the period	(2,170,137)	(971,812)	(4,096,159)	247,972
Adjustment for items not involving cash:
- amortization of equipment	12,437	9,190	36,882	24,367
- stock-based compensation (Note 5 and 6 (d))	791,000	44,000	1,251,000	296,249
- non-controlling interest in loss	(483,272)	(139,058)	(965,128)	(206,919)
- non-cash recovery of exploration costs	-	(15,000)	-	(36,000)
- write down (recovery) of short-term investments	(192,733)	500	(34,290)	1,500
- dilution gain	-	-	-	(2,550,000)
Change in non-cash working capital items:
- increase in receivables	(108,750)	(35,907)	(17,483)	(4,091)
- increase (decrease) in prepaid expenses and deposits	120,189	(16,415)	(72,132)	(27,094)
- decrease in accounts payable and accrued Liabilities	433,638	120,410	285,836	70,731

	(1,597,628)	(1,004,092)	(3,611,474)	(2,183,285)
Cash flows from financing activities
Proceeds from issuance of shares	167,500	2,733,850	4,426,258	3,054,580
Proceeds from issuance of shares in Minco Silver	-	-	87,375	5,061,291

	167,500	2,733,850	4,513,633	8,115,871

Cash flows used in investing activities
Acquisition of equipment	(70,147)	(16,881)	(140,021)	(27,820)
Acquisition of mineral interest	(353,000)	-	(353,000)	-
Acquisition of exploration permits	(436,000)	-	(436,000)	-
Decrease (increase) in short-term investments	(1,893,344)	(2,104,116)	72,774	(5,889,291)

	(2,752,491)	(2,120,997)	(856,247)	(5,917,111)
Increase (decrease) in cash and cash equivalents	(4,182,619)	(391,239)	45,912	15,475

Cash and cash equivalents, beginning of period	5,049,695	854,327	821,164	447,613

Cash and cash equivalents, end of period	867,076	463,088	867,076	463,088

Supplemental disclosure of cash flows information
Interest paid	-	-	-	-
Income taxes paid	-	-	-	-

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2006

(Unaudited- Prepared by Management)

(Expressed in Canadian Dollars)

1.

Basis of Presentation

The Company’s interim consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles.

The consolidated financial statements include the accounts of Minco Mining & Metals Corporation (“Minco Mining”), its China subsidiaries: Minco Mining (China) Corporation (“Minco China”), Yuanling Minco Mining Ltd. (“Yuanling Minco”) and Huaihua Tiancheng Mining Ltd. (“Huaihua Tiancheng”), its wholly owned British Columbia subsidiary Minco Base Metals Corporation (“Minco Base Metals”), its wholly-owned British Virgin Island subsidiary Triple Eight Mineral Corporation (“Temco”), its 55.4% owned subsidiary Minco Silver Corporation (“Minco Silver”), its right to earn up to an 80% interest in the joint venture company Gansu Keyin Mining Co. Ltd. (“Keyin”), its right to earn up to a 75% interest in the joint venture company Inner Mongolia Damo Mining Co. Ltd. (“Damo”), its  right to earn up to a 75% interest in the joint venture company Inner Mongolia Huayu-Minco Mining Co., Ltd. (“HYMK”), and its right to earn up to a 51% interest in the Changkeng Property.

With the exception of the minority interests in Minco Silver, the Company has not recorded minority interests in the other joint venture companies as their ownership percentages represent only the profit sharing and working interests and the minority partners are not responsible for any of the associated costs. As at September 30, 2006, the joint ventures are still in the exploration stage and have not generated any revenue.

As at September 30, 2006, Minco Mining beneficially owns 14,000,000 shares of Minco Silver, which represents 55.4% of Minco Silver’s share capital.

All inter-company accounts and transactions have been eliminated.

These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles using the same accounting policies and methods of application as those disclosed in Note 3 of the Company’s annual consolidated financial statements for the year ended December 31, 2005 and accordingly should be read in conjunction with the Company’s annual consolidated financial statements for the year ended December 31, 2005. In the opinion of management, all adjustments considered necessary for the fair presentation of results for the periods presented have been reflected in these unaudited interim consolidated financial statements. Those adjustments consist only of normal recurring adjustments. Operating results of these interim periods are not necessary indicative of result that may be expected for the full fiscal year ending December 31, 2006.

The opening balance of deficit on the comparative statement of operations and deficit has been changed from $15,882,981, reported in the September 30, 2005 financial statements, to $13,772,981. The change reflects a restatement of the Company’s financial statements for the year ended December 31, 2004 to reflect the dilution gain from the increase in the non-controlling interest in Minco Silver, as described in Note 2 to our December 31, 2005 financial statements.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2006

(Unaudited- Prepared by Management)

(Expressed in Canadian Dollars)

2.

Short-term Investments

As at September 30, 2006, short-term investments consist of: cashable guaranteed investment certificates; three bonds issued by the Canadian government (maturing from September 15, 2008 to April 1, 2015); one treasury bills; and 500,000 shares of New Cantech Venture Inc. (“New Cantech”) common shares (see Note 7(d)). The market value of the shares is $190,000 on September 30, 2006.

At September 30, 2006, the yields on the short-term investments were between 1.71% and 4.35% per year (December 31, 2005 – 1.71% to 4.3%).

3.

Mineral Interests

(a)

Acquisition of Mineral Interests

Mineral property and mineral rights acquisition costs are capitalized until the viability of the mineral interest is determined. If a mineral ore body is discovered, capitalized costs will be amortized over their estimated useful lives following the commencement of production. Otherwise, capitalized acquisition costs are expensed when it is determined that the mineral property has no future economic value. Capitalized amounts (including capitalized development costs) are written down if future cash flows, including potential sales proceeds, related to the mineral property are estimated to be less than the property’s total carrying value. Management of the Company reviews the carrying value of each mineral property periodically, and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Reductions in the carrying value of a property would be recorded to the extent that the total carrying value of the mineral property exceeds its estimated fair value.

Gold Bull Mountain

In July 2006, Minco China’s wholly owned subsidiary Yuanling Minco entered into a Gold Bull Mountain Mining License Transfer Agreement with Yuanling County Government.  On August 10, 2006, the Gold Bull Mountain Mining License was transferred to Yuanlin Minco. As of September 30, 2006, the Company has paid a total of RMB 2,509,282 (approximately $353,000), which include a mining licence transfer fee of RMB 1,000,000 (approximately $143,000) a reclamation bond of RMB 740,000 (approximately $104,000) and other related costs.  The acquisition was subject to due diligence that was recently completed.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2006

(Unaudited- Prepared by Management)

(Expressed in Canadian Dollars)

3. Mineral Interests (continued)

(b)

Exploration and Development of Mineral Interests

Exploration permit acquisition and other exploration costs are expensed as incurred. When it is determined that a mining deposit can be economically and legally extracted or produced based on established proven and probable reserves, further exploration costs and development costs incurred after such determination will be capitalized. The establishment of proven and probable reserves is based on results of final feasibility studies which indicate whether a property is economically feasible. Upon commencement of commercial production, capitalized costs will be transferred to the appropriate asset categories and amortized over their estimated useful lives. Capitalized costs, net of salvage values, relating to a deposit which is abandoned or considered uneconomic for the foreseeable future will be written off.

Minco Silver has agreed to acquire an exploration permit in respect of the Fuwan silver project. As of September 30, 2006, the Minco Silver had paid a total of approximately $1,036,000 (RMB 7,231,000) representing the first two instalments payable for the Fuwan Exploration Permit. The remaining instalment of approximately $436,000 (RMB 3,099,000), which is due on July 20, 2007, has been presented in the balance sheet as part of accounts payable and accrued liabilities.

On August 5 2006, the Company entered into a Shareholding and Enterprise Assets Transfer Agreement to acquire Huaihua Tiancheng in order to obtain exploration permits for the areas around the Gold Bull Mountain mining licensed area. The acquisition price was RMB 6,000,000 (approximately $847,000), of which RMB 3,000,000 (approximately $423,500) was paid as of September 30, 2006 with the balance of RMB 3,000,000 (approximately $423,500) included in accounts payable and accrued liabilities in the balance sheet.

The Company follows the practice of expensing all exploration costs until mineral reserves have been established. The following is a summary of exploration costs incurred by the Company:

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2006

(Unaudited- Prepared by Management)

(Expressed in Canadian Dollars)

3. Mineral Interests (continued)

	Cumulative Costs Incurred to December 31, 2005	Costs Incurred January 1 to September 30, 2006	Cumulative Costs Incurred to September 30, 2006
Currently active properties:
Gansu
- White Silver Mountain	$1,461,799	$16,890	$1,478,689
- Yangshan (Anba)	473,272	4,209	477,481
- Minco-Qinqi (formerly West Extension of Yangshan)	421,496	15,509	437,005
- Longnan	81,169	199,003	280,172
Inner Mongolia
- Gobi Gold	1,487,540	5,767	1,493,307
- BYC	700,063	99,313	799,376
Guangdong
- Changkeng	470,684	51,761	522,445
- Fuwan	2,091,292	898,930	2,990,222
Hunan
- Gold Bull Mountain extension	-	847,000	847,000
- Gold Bull Mountain	-	353,000	353,000
Total	7,187,315	2,491,382	9,678,697
Exploration cost recoveries	(861,572)	(95,331)	(956,903)
Expensed exploration costs	(6,325,643)	(2,043,051)	(8,368,694)
Mineral Interests	$100	$353,000	$353,100

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2006

(Unaudited- Prepared by Management)

(Expressed in Canadian Dollars)

3. Mineral Interests (continued)

The following is a summary of exploration costs incurred by the Company:

	Three months ended Sep 30, 2006	Three months ended Sep 30, 2005	Nine months ended Sep 30, 2006	Nine months ended Sep 30, 2005
Gansu – White Silver Mountain

Consulting fees	$ 558	$ 3,945	$ 6,531	$ 10,341
Drilling and tenure	-	723	6,157	2,546
Other exploration costs	-	3,497	4,202	12,470
Total	$ 558	$ 8,165	$ 16,890	$ 25,357

	Three months ended Sep 30, 2006	Three months ended Sep 30, 2005	Nine months ended Sep 30, 2006	Nine months ended Sep 30, 2005
Gansu – Yangshan (Anba)

Consulting fees	$ -	$ 3,913	$ -	$ 7,003
Labor costs & Others	-	-	4,209	8,908
Total	$ -	$ 3,913	$ 4,209	$ 15,911

	Three months ended Sep 30, 2006	Three months ended Sep 30, 2005	Nine months ended Sep 30, 2006	Nine months ended Sep 30, 2005
Gansu – Minco-Qinqi (formerly West Extension of Yangshan)

Consulting fees	$ -	$ 20,448	$ 11,638	$ 54,884
Drilling and tenure	-	774	-	114,028
Labor costs	579	590	3,193	3,791
Other exploration costs	-	5,981	678	21,046
Total	$ 579	$ 27,793	$ 15,509	$ 193,749

	Three months ended Sep 30, 2006	Three months ended Sep 30, 2005	Nine months ended Sep 30, 2006	Nine months ended Sep 30, 2005
Gansu – Longnan

Consulting fees	$ 42,328	$ 655	$ 70,435	$ 655
Geology and geochemistry	1,432	-	56,209	-
Labor costs	13,966	-	35,218	-
Other exploration costs	15,915	11,042	37,141	11,042
Total	$ 73,641	$ 11,697	$ 199,003	$ 11,697

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2006

(Unaudited- Prepared by Management)

(Expressed in Canadian Dollars)

3. Mineral Interests   (continued)

	Three months ended Sep 30, 2006	Three months ended Sep 30, 2005	Nine months ended Sep 30, 2006	Nine months ended Sep 30, 2005
Inner Mongolia – Gobi Gold

Consulting fees	$ -	$ 417	$ -	$ 4,676
Labor costs	1,183	2,104	2,203	4,323
Other exploration costs	1,619	1,488	3,564	3,930
Total	$ 2,802	$ 4,009	$ 5,767	$ 12,929

	Three months ended Sep 30, 2006	Three months ended Sep 30, 2005	Nine months ended Sep 30, 2006	Nine months ended Sep 30, 2005
Inner Mongolia – BYC

Other exploration costs	$ 3,982	$ 72,609	$ 99,313	$ 72,609
Exploration costs recoveries	-	(62,130)	(95,331)	(36,000)
Total	$ 3,982	$ 10,479	$ 3,982	$ 36,609

	Three months ended Sep 30, 2006	Three months ended Sep 30, 2005	Nine months ended Sep 30, 2006	Nine months ended Sep 30, 2005
Guangdong – Changkeng

Consulting fees	$ 3,325	$ 8,106	$ 12,072	$ 35,603
Drilling and geology	12,844	-	26,795	16,634
Other exploration costs	1,807	14,120	12,894	21,547
Total	$ 17,976	$ 22,226	$ 51,761	$ 73,784
	Three months ended Sep 30, 2006	Three months ended Sep 30, 2005	Nine months ended Sep 30, 2006	Nine months ended Sep 30, 2005
Gold Bull Mountain Extension

Exploration permits	847,000	-	847,000	-
Total	$ 847,000	$ -	$ 847,000	$ -

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2006

(Unaudited- Prepared by Management)

(Expressed in Canadian Dollars)

3. Mineral Interests   (continued)

	Three months ended Sep 30, 2006	Three months ended Sep 30, 2005	Nine months ended Sep 30, 2006	Nine months ended Sep 30, 2005
Guangdong – Fuwan

Consulting fees	$ 30,883	$ 81,126	$ 119,485	$ 116,534
Drilling and geology	434,159	22,309	704,327	49,439
Labor costs	13,065	4,946	33,914	4,946
Exploration permits	-	219,594	-	219,594
Other exploration costs	15,852	38,114	41,204	46,291
Total	$ 493,959	$ 366,089	$ 898,930	$ 436,804

4.

Plant, Property and Equipment

	September 30, 2006
		Accumulated	Net Book
	Cost	Amortization	Value

Computer equipment	$240,129	$116,758	$123,371
Leasehold improvements	52,692	33,377	19,315
Mining equipment	210,083	190,977	19,106
Motor vehicles	235,821	88,780	147,041
Office equipment and furniture	131,477	93,571	37,906
	$870,202	$523,463	$346,739

	December 31, 2005
		Accumulated	Net Book
	Cost	Amortization	Value

Computer equipment	$163,916	$97,341	$66,575
Leasehold improvements	39,877	30,537	$9,340
Mining equipment	209,051	186,635	$22,416
Motor vehicles	197,398	81,719	$115,679
Office equipment and furniture	117,741	88,151	$29,590
	$727,983	$484,383	$243,600

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2006

(Unaudited- Prepared by Management)

(Expressed in Canadian Dollars)

5.

Non-Controlling Interest

The non-controlling interest represents the interest of minority shareholders in Minco Silver based on the amount of their investment adjusted for income or losses from operations since the date of their investment. The non-controlling interest increased from 30%, at December 31, 2004, to 42.3% following the issue of special warrants in May 2005, and then to 44.4% following an initial public offering by Minco Silver in December 2005. In 2006, the exercise of broker warrants has increased the minority interest to 44.6%.

At September 30, 2006, the Company’s interest in Minco Silver could be further diluted though the exercise of broker warrants and stock options.  A summary of the broker warrants granted by Minco Silver is as follows:

	Number of	Weighted Average
	Warrants	Exercise Price
Outstanding at December 31, 2004	-	$ -
Issued	279,600	1.25
Exercised	-	-
Expired/cancelled/forfeited	-	-
Outstanding at December 31, 2005	279,600	1.25
Issued	-	-
Exercised	(69,900)	1.25
Expired/cancelled/forfeited	-	-
Outstanding at September 30, 2006	209,700	$ 1.25

In 2006, Minco Silver granted 625,000 stock options to its directors, officers, employees and consultants at the price range from $3.18 to $3.67 per share. Minco Silver recorded $598,000 of stock based compensation expense in the year. The stock options granted vest in increments of one-third per year and have a term of five years.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2006

(Unaudited- Prepared by Management)

(Expressed in Canadian Dollars)

5. Non-Controlling Interest   (continued)

A summary of the status of options granted by Minco Silver is as follows:

	Number of Options	Weighted Average Exercise Price
Options outstanding at December 31, 2004	-	$ -
Granted	2,740,000	1.25
Options outstanding at December 31, 2005	2,740,000	1.25
Granted	625,000	3.48
Exercised	-	-
Expired/cancelled/forfeited	(285,000)	1.25
Options outstanding at September 30, 2006	3,080,000	$ 1.70

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2006

(Unaudited- Prepared by Management)

(Expressed in Canadian Dollars)

6.

Share Capital

(a)

Common Stock

Authorized:

100,000,000 common shares without par value

Issued:

	Shares	Amount
Balance, December 31, 2004	35,043,897	$ 24,690,137
Stock options exercised ranging from $0.20 to $0.83 per share, including $301,263 contributed surplus attributed to stock-based compensation	808,667	675,751
Share purchase warrants exercised at $0.60 per warrant	281,428	168,857
Private placement at $1.15 per share less $172,500 for share issuance costs	2,500,000	2,702,500
Fair value of finder's warrants to purchase 250,000 common shares issued for July 2005 private placement	-	(50,000)
Balance, December 31, 2005	38,633,992	28,187,245
Stock options exercised ranging from $0.20 to $1.80 per share, including $444,500 contributed surplus attributed to stock-based compensation recognized	814,799	1,009,931
Broker options exercised at $1.40 per share, including $155,000 contributed surplus attributed to stock-based compensation recognized	250,000	505,000
Share purchase warrants exercised ranging from $1.50 to $1.70 per share	2,320,428	3,510,827
Balance, September 30, 2006	42,019,219	$ 33,213,003

On July 22 2005, Minco Mining completed a non-brokered private placement of 2,500,000 units priced at $1.15 per unit with each unit consisting of one common share and one common share purchase warrant. Minco Mining applied the residual approach and allocated the total proceeds of $2,875,000 to the common shares and $nil to warrants. Each warrant is exercisable for a period of two years from the date the financing is closed, allowing the holder to acquire one common share for a price of $1.50 during the first year and $2.00 during the second year from the closing date.

If at any time after the expiry of the four-month hold period, the published closing trade price of Minco Mining’s common shares on the Toronto Stock Exchange exceeds an average price of $2.15 for 20 days in year one, and an average price of $2.50 in year two, then the exercise period of the warrants will be reduced to a period of 30 days from the date Minco Mining provides written notice to the holder of the warrants of such early expiry.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2006

(Unaudited- Prepared by Management)

(Expressed in Canadian Dollars)

6. Share Capital (continued)

This offering raised proceeds of $2,875,000. Minco Mining paid a cash finder’s fee of $172,500 and issued the finder 250,000 warrants (“finder’s warrants”) under the same terms and conditions of share purchase warrants. The fair value of the finder’s warrants using the Black-Scholes model using a risk-free interest rate of 3.52%, dividend yield of 0% and volatility of 58%, being $50,000, has been recorded as an issue cost.

As at September 30, 2006, 759,030 (December 31, 2005 – 1,518,058) of the shares issued were held in escrow. Under the original escrow agreement, 4,880,000 escrow shares were to be released based on the Company’s expenditures on exploration and development of a particular resource property. In July 2005, the Company released 1,473,264 escrow shares based on exploration expenditures. In June 2005, the Company’s shareholders approved a new escrow agreement that will result in the remaining 1,518,058 escrow shares being released over a period of 18 months on a time release basis: (a) 379,514 escrow shares on December 31, 2005 (the release was not effected until January 2006); (b) 379,514 escrow shares on July 1, 2006; (c) 379,514 escrow shares on December 31, 2006; and (d) 379,516 escrow shares on July 1, 2007.

(b)

Share purchase warrants and broker options

A summary of the status of share purchase warrants and broker options granted by Minco Mining is as follows:

	Number of Warrants	Weighted Average	Number of Broker	Weighted Average
		Exercise	Options	Exercise
		Price		Price
Outstanding at December 31, 2004	4,074,638	$ 1.64	250,000	$ 1.40
Issued	2,750,000	1.50	-	-
Exercised	(281,428)	0.60	-	-
Expired	(2,144,996)	1.95	-	-
Outstanding at December 31, 2005	4,398,214	1.57	250,000	1.40
Issued	-	-		-
Exercised	(2,320,428)	1.51	(250,000)	1.40
Expired	-	-	-	-
Outstanding at September 30, 2006	2,077,786	$ 1.65	-	$ -

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2006

(Unaudited- Prepared by Management)

(Expressed in Canadian Dollars)

6. Share Capital (continued)

Share purchase warrants outstanding as at September 30, 2006:

Number of Warrants	Exercise Price	Expiry Date

1,497,286	$1.70	October 14, 2006
580,500	$2.00	July 21, 2007

2,077,786

Each share purchase warrant entitles the holder to purchase one common share of Minco Mining at the exercise price on or before the expiry date.

(c)

Contributed Surplus

Summary of contributed surplus is as follows:

Balance at December 31, 2004	$ 915,057
2005 stock-based compensation	323,249
Transfer to share capital on exercise of stock options	(301,263)
Fair value of 250,000 finder's warrants issued in connection with July 2005 private placement	50,000
Balance at December 31, 2005	987,043
2006 stock-based compensation	653,000
Transfer to share capital on exercise of stock options	(599,500)
Balance at September 30, 2006	$ 1,040,543

(d)

Minco Mining Stock Options

Minco Mining may grant options to its directors, officers, employees and service providers under its stock option plan.  The maximum number of stock options reserved for issuance is 5,979,226 common shares.

In 2006, Minco Mining granted 2,102,000 stock options to its directors, officers, employees and consultants at the price range from $1.43 to $2.55 per share. Minco Mining recorded $653,000 of stock based compensation expense in the period (2005 - $296,249). The stock options granted vest in various increments and having a maximum term of five years. A summary of the status of options granted by Minco Mining is as follows:

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2006

(Unaudited- Prepared by Management)

(Expressed in Canadian Dollars)

6. Share Capital (continued)

		Weighted Average
	Number	Exercise Price
Options outstanding at December 31, 2004	3,484,000	$ 0.88
Granted	692,500	1.22
Exercised	(808,667)	0.46
Expired / cancelled / forfeited	(413,333)	1.56
Options outstanding at December 31, 2005	2,954,500	0.98
Granted	2,102,000	1.67
Exercised	(814,799)	0.69
Expired / cancelled / forfeited	(600,367)	1.29
Options outstanding at September 30, 2006	3,641,334	$ 1.39

The Company has granted options to acquire 3,641,334 common shares of the Company, however, the shareholders of the Company have, to date, only approved options for 2,874,427 common shares. The excess options granted may not be exercised by the option holders until such time as they have been approved by the shareholders.

The weighted average fair value of options granted by Minco Mining during the period ended September 30, 2006 was $1.61. Each option entitles the holder to purchase one common share.

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (yr)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.20 - $0.60	745,500	0.20	$0.27	745,500	$0.27
$0.61 - $1.20	104,167	2.15	$1.08	4,167	$1.12
$1.21 - $3.00	2,791,667	3.53	$1.67	823,331	$1.73
	3,641,334	2.85	$1.39	1,572,998	$1.11

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2006

(Unaudited- Prepared by Management)

(Expressed in Canadian Dollars)

7.

Related Party Transactions

a.

Minco Mining incurred the following fees to its directors or corporations controlled by its directors:

	Three Months Ended September 30		Nine Months Ended September 30
	2006	2005	2006	2005

Exploration costs	$ 11,950	$ 20,455	$ 37,355	$ 81,540
Management fees	-	5,330	3,980	11,925
Property investigation	3,850	11,825	12,220	25,995
Investor relations	3,950	3,890	7,770	7,640
Director's fees	12,500	-	35,000	1,875
	$ 32,250	$ 41,500	$ 96,325	$ 128,975

Minco Silver incurred the following fees to its directors or corporations controlled by its directors:

	Three Months Ended September 30		Nine Months Ended September 30
	2006	2005	2006	2005

Exploration costs	$ 8,625	$ 8,490	$ 28,685	$ 38,405
Management fees	2,500	-	6,420	3,530
Property investigation	5,300	7,555	17,625	19,335
Investor relations	3,325	-	7,145	61,440
Director's fees	3,000	-	28,500	-
	$ 22,750	$ 16,045	$ 88,375	$ 122,710

b.

Receivables of $102,707 (December 31, 2005 - $96,106) are due from five companies related by two common directors. $13,212 was subsequently received.

c.

The Company and Minco Silver (“Minco Group”) have entered into a strategic alliance with Silver Standard Resources Ltd. (“Silver Standard”), a company that is a shareholder of Minco Silver and which is related by two common directors. The agreement provides that all silver-dominant properties of the Minco Group located in China will be held by Minco Silver and that Silver Standard will not actively explore for or seek out silver-dominant properties located in China. In addition, both the Minco Group and Silver Standard have agreed to offer to the other a first right of refusal on any silver-dominant properties in China brought to their attention which they do not intend to pursue.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2006

(Unaudited- Prepared by Management)

(Expressed in Canadian Dollars)

7.  Related Party Transactions (continued)

d.

In 2003, Minco Mining entered into a letter agreement with New Cantech, which is related by one common director.

Pursuant to the terms of the agreement on the BYC project in Inner Mongolia, the Company received, from New Cantech, 100,000 common shares at $0.21 per share for $21,000 and 50,000 common shares at $0.30 per share for $15,000 in 2005.  In 2004, the Company received 250,000 common shares at $0.34 per share for a total of $85,000 and 100,000 common shares at $0.37 per share for a total of $37,000. The aggregate value of these shares at the date of issue ($158,000) has been recorded as an exploration cost recovery.

On September 28, 2006, New Cantech notified Minco Mining that it doesn’t want to proceed further with the BYC Option, and the two parties signed a termination agreement on October 3, 2006. Pursuant to the BYC Option Agreement, New Cantech reconveyed to Minco Mining all of its right and interest in and to the Property.

The above transactions were conducted in the normal course of business and are measured at the exchange amount, which is the amount of consideration established and agreed to by the parties.

8.

 Commitments and Contingencies

(a)

The Company has commitments in respect of office leases requiring minimum payments of $258,261, as follows:

2006	154,172
2007	87,528
2008	16,561
$ 258,261

The Company has entered into sub-lease agreements for a portion of its leased premises.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2006

(Unaudited- Prepared by Management)

(Expressed in Canadian Dollars)

8. Commitments and Contingencies (continued)

(b)

Minco Mining also conditionally committed to payments of up to $12,537,332 in respect of joint venture investments and mineral property development.

	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Jinli (1) (also known as Changkeng)	$ 7,174,711	$2,898,583	$688,772	$3,587,356	$ -
YGM (2)	3,376,335	-	3,376,335	-	-
Minco-Qinqi (formerly Yangshan West Extension) (3)	1,055,105	1,055,105	-	-	-
HYMK (4)	922,037	-	922,037	-	-
Longnan exploration commitments (5)	9,144	9,144
Total	$12,537,332	$3,962,832	$4,987,144	$3,587,356	$ -

Notes:

(1)

Costs of exploration permits and investment commitments in accordance with the Jinli JV Contract dated September 28, 2004;

(2)

Costs of exploration permits and investment commitments in accordance with the YGM Contract dated October 29, 2003;

(3)

Costs of exploration permits and investment commitments in accordance with the Gansu JV Contract dated March 1, 2004;

(4)

Costs of exploration permits and investment commitments in accordance with the Huayu-Minco JV Contract dated July 18, 2003;

(5)

Commitment of RMB 65,000 (approximately $9,144) to be paid in 2006 on Changkeng exploration program.

(c)

As of September 30, 2006, Minco Silver has committed $34,000 for drilling programs in 2006.

(d)

The Teck-Cominco Agreements

The Company entered into agreements with Teck Cominco Limited (“Teck Cominco”) on February 19, 1996 and February 20, 1996 (collectively the “Teck-Cominco Agreements”). Pursuant to the terms of the Teck-Cominco Agreements, Tech Cominco has an ongoing right of first offer on the disposition of Minco Mining’s property interests until April 2007.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2006

(Unaudited- Prepared by Management)

(Expressed in Canadian Dollars)

9.

Geographical Information

The Company’s business is considered as operating in one segment, mineral exploration and development. The geographical division of the Company’s total assets, liabilities and operating loss is as follows:

	September 30	December 31
	2006	2005
Current Assets
Canada	$ 14,639,925	$ 16,384,005
China	3,857,216	2,016,093
	$ 18,497,141	$ 18,400,098

	September 30	December 31
	2006	2005
Long-term Assets
Canada	$ 147,299	$ 106,394
China	552,540	137,306
	$ 699,839	$ 243,700

	September 30	December 31
	2006	2005
Current Liabilities
Canada	$ 292,079	$ 414,473
China	902,861	490,632
	$ 1,194,940	$ 905,105

	September 30	December 31
	2006	2005
Long-term Liabilities
Canada	$ -	$ -
China	-	460,000
	$ -	$ 460,000

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2006

(Unaudited- Prepared by Management)

(Expressed in Canadian Dollars)

9. Geographic Information (continued)

	Three months ended Sep 30, 2006	Three months ended Sep 30, 2005	Nine Months Ended Sep 30, 2006	Nine Months Ended Sep 30, 2005
Income (Loss) After NCI
Canada	$ (1,123,317)	$ (479,164)	$ (2,668,191)	$ 1,037,000
China	(1,026,729)	(492,648)	(1,407,968)	(789,028)
	$ (2,150,046)	$ (971,812)	$ (4,076,159)	$ 247,972

10.

 Financial Instruments

Fair value - The fair values of cash, short-term investments, receivables, accounts payable and accrued liabilities approximates their carrying values due to the short-term nature of these financial instruments.

Exchange risk - The Company operates in China and many of its exploration expenditures are payable in either U.S. dollars or the Chinese currency RMB and are therefore subject to foreign currency risk arising from changes in exchange rates with the Canadian dollar.

Interest rate risk - The Company has no interest-bearing debt and so is not exposed to interest rate risk.

Credit risk - The Company generally places its short-term investment funds into government and Canadian bank debt securities and is therefore subject to minimal credit risk with regard to short-term investments.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2006

(Unaudited- Prepared by Management)

(Expressed in Canadian Dollars)

11.

 Subsequent Events

On November 10, 2006, Minco Silver filed a final short form prospectus and entered into an underwriting agreement with a syndicate of underwriters (the “Underwriters”) led by CIBC World Markets Inc. and including Canaccord Capital Corporation and Sprott Securities Inc., in respect of an offering (the “Offering”) of 5,000,000 units at a price of $3.00 per unit for aggregate proceeds of $15,000,000.  Each unit will consist of one common share and one-half of one common share purchase warrant, with each whole warrant being exercisable at $3.45 per common share for a period of 18 months from the closing of the Offering. The Underwriters also have an option to purchase up to an additional 750,000 common shares and 375,000 warrants to cover over-allotments and for market stabilization purposes for a period of 15 days from the closing of the Offering.

The net proceeds of the Offering will be used by Minco Silver to fund the exploration and development program on the Fuwan Silver Project and for general working capital purposes.

The Offering is subject to regulatory approval, including approval of the Toronto Stock Exchange, and is expected to close by November 17, 2006.